EXHIBIT B-1(a)

                      AMENDED AND RESTATED
                        SERVICE AGREEMENT
                             BETWEEN
                     ENTERGY SERVICES, INC.
                               AND
                    ENTERGY ENTERPRISES, INC.


     THIS AGREEMENT, made and entered into as of June 22, 1999 by and between Entergy Services, Inc., formerly MSU System Services, Inc., formerly Middle South Services, Inc., a corporation organized under the laws of the State of Delaware (hereinafter sometimes referred to as "Service Company") and Entergy Enterprises, Inc., formerly Electec, Inc., a corporation organized under the laws of the State of Louisiana (hereinafter sometimes referred to as "EEI"), amends, restates and supercedes in its entirety that certain Service Agreement made and entered into as of January 24, 1984, by and between Service Company and EEI, as heretofore amended by Amendments, effective January 1, 1989, January 1, 1991, January 1, 1992, January 1, 1996, January 1, 1998, and January 1, 1999 (the "Original Service Agreement").

                      W I T N E S S E T H:

      WHEREAS, Service Company and EEI are both direct subsidiaries of Entergy Corporation ("Entergy") and, together with Entergy and its other direct and indirect subsidiaries
("Client System Companies"), form the Entergy System; and

      WHEREAS, Service Company is organized, staffed and equipped and is authorized by the Securities and Exchange Commission (the "Commission") as a subsidiary service company under Section 13 of the Public Utility Holding Company Act of 1935, as amended (the "Act"), to render to Client System Companies certain services and to render to EEI services as herein provided (hereinafter EEI and Client System Companies will be sometimes collectively referred to as "Client Companies"); and

      WHEREAS, in the performance of past and future services for the Client Companies, Service Company has acquired and will acquire certain properties and other resources; and

      WHEREAS, EEI is authorized by orders of the Commission dated July 8, 1993 (HCAR No. 25848), June 30, 1995 (HCAR No. 26322) and June 22, 1999 (HCAR No. 27039) to utilize those services, properties and resources of Service Company, as well as those provided by other companies of the Entergy System, (i) to conduct preliminary development activities with respect to potential investments by Entergy in various energy, energy-related and other non-utility businesses, (ii) to provide various management, administrative and support services to certain of its associate companies, (iii) to provide consulting services to certain of its associate companies and to non-associate companies, and (iv) to provide, directly or indirectly, through one or more special purpose subsidiary companies of Entergy or EEI, power project operations and maintenance services to non-associate companies and to certain of its associate companies; and

      WHEREAS, economies and increased efficiencies benefiting the Entergy System will result from the performance by Service
Company of services for EEI and the provision of certain property and resources to EEI as herein provided; and

      WHEREAS, subject to the terms and conditions herein described, Service Company is willing, upon request by EEI, to render such services and provide such property and resources to EEI; and

      WHEREAS, pursuant to settlement arrangements entered into by Entergy with certain of its state and local regulators in 1992 and 1993 (collectively, the "Settlement Agreements"), Entergy has agreed (subject to the receipt of any requisite Commission authorization) to implement certain special provisions pertaining to affiliate transactions between Entergy's Regulated Utilities and Nonregulated Businesses (each as defined in Article 1 of this Agreement), including, without limitation, (i) a provision requiring that any services rendered by Entergy's Regulated Utilities (including Service Company) to its Nonregulated Businesses (including EEI), be priced at cost plus 5%, and (ii) a provision modifying the methodology, incorporated in the Original Service Agreement, for the allocation of profits derived by EEI from its marketing to non-affiliates of intellectual property developed or otherwise acquired by Entergy's Regulated Utilities (including Service Company); and

      WHEREAS, by Order dated June 22, 1999 (HCAR No. 27040), the Commission granted Entergy's application requesting, among other things, an exemption from the "at cost" requirements of
Section 13(b) of the Act to permit implementation of the provision of the Settlement Agreements requiring that services rendered by Service Company to EEI be priced at cost plus 5%, and (to the extent jurisdictional under the Act) implementation of the profit sharing methodology required under the Settlement Agreements in connection with the marketing by EEI of Service Company developed or acquired intellectual property; and

      WHEREAS, it is necessary and appropriate that the Original
Service Agreement be amended and restated for the purpose, among other things, of incorporating the above referenced provisions of the Settlement Agreements.

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties hereto hereby agree as follows:


1.
     Definitions

     As used hereinafter, the following terms, in addition to those elsewhere defined in this Agreement, shall have the following meanings unless the context otherwise requires:

     (A) "Services" shall mean the services described in Articles 3, 4 and 5 hereof.

     (B)  "Basic Services" shall mean all the Services described in
        Article 5 and those Services in Article 3, but only insofar as such Services, when rendered to EEI, relate to the internal management of EEI's operations and systems.

     (C)  "Extra Services" shall mean all services other than Basic
        Services.

     (D) "Non-Affiliate" means any corporation, company, agency, government, business, entity or person other than (i) Entergy,
        (ii) a direct or indirect subsidiary of Entergy, or (iii) a person employed by Entergy or any of such subsidiaries.

     (E) "Intellectual Property" means any process, program or technique which is protected by the copyright, patent or trademark laws, or by virtue of it being a trade secret, and which has been specifically and knowingly incorporated into, exhibited in, or reduced to a tangible writing, drawing, manual, computer program, product or similar manifestation or thing.

     (F) "Regulated Utilities" means Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy New Orleans, Inc., Entergy Mississippi, Inc., System Energy Resources, Inc., Entergy Operations Inc., System Fuels, Inc. and Service Company and such other similar subsidiaries as Entergy shall create whose activities and operations are primarily related to the domestic sale of electric energy at retail or at wholesale to affiliates, or the provision of services thereto.

     (G) "Nonregulated Businesses" means Entergy Power, Inc., Entergy Enterprises, Inc. and such other subsidiaries and affiliates as Entergy shall create that are not domestic regulated electric or combination electric and gas utilities primarily engaged in the business of selling electric energy or natural gas at retail or wholesale to affiliates or are not primarily engaged in the business of providing services or goods to regulated electric or combination electric and gas utility affiliates.


2.   Agreement to Furnish Services

     (A) Upon its receipt of EEI's work order or other request therefor, Service Company agrees to furnish to EEI upon the terms and conditions hereinafter set forth such of the Basic Services requested by EEI, at such times, for such periods and in such manner as EEI shall have requested. Service Company will, as and to the extent required for EEI, keep itself and its personnel available and competent to render to EEI the Basic Services on the same basis as such services are provided the other Client System Companies.

     (B) Upon its receipt of EEI's work order or other request for Extra Services, Service Company will, if it has or can have available the personnel and resources needed to fill the work order or request for Extra Services, furnish to EEI upon the terms and conditions hereinafter set forth such of the Extra Services, at such times, for such periods and in such manner as EEI may from time to time request; provided, however, that the determination of whether Service Company has the available personnel and resources to perform in accordance with the work order or request will be entirely within the discretion of Service Company, and Service Company may at its sole option elect not to perform any requested Extra Services, except that, once having agreed to perform pursuant to a work order or request, Service Company shall not withdraw or depart from such performance without the consent of EEI. In making its determination as to the availability of personnel and resources, Service Company nay consider whether the use thereof by EEI will interfere with its own use of such personnel and resources.

     (C) The provision of Services by Service Company pursuant to this Agreement shall in all cases and notwithstanding anything herein contained to the contrary be subject to any limitations contained in authorizations, rules or regulations of those governmental agencies, if any having jurisdiction over Service Company, EEI, or such provision of Services.


3.   Description of Services

The Services to be provided by Service Company hereunder shall include the following:

     (A) General Executive and Advisory Services. Advise and assist the officers and employees of EEI in connection with various phases of its business and operations, including particularly but not exclusively, those phases which involve coordination of planning or operations between EEI and other entities.

     (B)  EWGs, FUCOs, Qualifying Facilities, etc. Advise and assist
        EEI in rendering consulting services to customers regarding possible investment and participation in, and related activities with respect to (i) "exempt wholesale generators" and "foreign utility companies," as such terms are defined in Sections 32 and 33, respectively, of the Act, (ii) "Qualifying Facilities", including certain cogeneration facilities and small power production facilities, as such terms are defined under the Public Utility Regulatory Policies Act of 1978 and the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission, and (iii) other non-exempt domestic electric generating facilities.

     (C) Development of Other Business Enterprises. Advise and assist EEI in the investigation of other business enterprises, and the development of such other business enterprises as are approved by the Commission or otherwise are permitted under the Act.

     (D) General Engineering. Perform general engineering work, including system production and transmission studies; prepare and analyze apparatus specifications, distribution studies and standards, civil engineering and hydraulic studies and problems, and fuel supply studies; and advise and assist in connection with analyses of operations and operating and construction budgets.

     (E) Design Engineering. Perform detailed design work as requested by EEI.

     (F) Purchasing. Render purchasing and group purchasing services to EEI, coordinate group purchasing, and supply expediting services. All requests for bids shall be made by and purchases confirmed in the name of EEI (or its customer, if requested by EEI).

     (G) Accounting and Statistical. Perform for EEI all such bookkeeping, accounting, and auditing services and install such internal accounting and auditing procedures as are required by EEI or its customers to maintain its or their books and records properly and account for and safeguard its or their operations and properties; advise and assist EEI in connection with the installation of accounting systems and similar efforts, requirements of regulatory bodies with respect to accounting, studies of accounting procedures and practices to improve efficiency, book entries resulting from unusual financial transactions, internal audits, employment of independent auditors, preparation and analyses of financial and operating reports and other statistical matters relating to EEI or its customers, preparation of reports to regulatory commissions, insurance companies and others, standardization of accounting and statistical forms in the interest of economy, and other accounting and statistical matters.

     (H) Finance and Treasury. Advise and assist EEI on financing matters, including short and long range financial planning, determination of types and times of sales of securities, the preparation of petitions and applications for the issuance of securities and the preparation of various documents required in connection therewith, negotiation and structuring of financing arrangements and the provision of credit from banks, and all treasury matters, including banking and investment of surplus funds.

     (I) Taxes. Advise and assist EEI in connection with tax matters, including preparation of Federal, State or Foreign income and other tax returns and of protests, claims and briefs where necessary, tax accruals, and other matters in connection with any applicable taxes, governmental fees or assessments, and assistance in connection with audit of returns by the Internal Revenue Service and State Tax Agencies.

     (J) Risk Management. Advise and assist EEI in connection with risk management matters including but not limited to insurance and bonding, including contracts with insurers, trustees and actuaries and the placing of individual or blanket/group policies covering EEI and/or other Client Companies or its or their customers, and other insurance and bonding problems as required.

     (K) Employee Benefits. Advise and assist EEI in connection with employee benefit matters including but not limited to welfare and pension matters.

     (L) Corporate. Advise and assist EEI in connection with corporate affairs, including assistance and suggestions in connection with the preparation of petitions and applications for the issuance of securities, contracts for the sale of underwriting of securities, preparation of schedules or steps required in connection with general corporate matters and the consummation thereof; maintenance of minutes of directors' and stockholders' meetings and other proceedings and of other related corporate records; and also arrangements for stockholders' meetings, including notices, proxies and records thereof, and for other types of meetings.

     (M) Budgeting. Advise and assist EEI in matters involving the preparation and development of capital and operating budgets, cash and cost forecasts, and budgetary controls.

     (N) Business Promotion and Public Relations. Advise and assist EEI in the development of marketing and sales programs, in the preparation and use of advertising and sales materials, and in the determination and carrying out of promotional programs.

     (O) Employee Services. Furnish EEI with advisory and administrative services and programs in connection with employee and employee relations matters, including matters relative to employees loaned under Article 4 hereof, payroll, recruitment, employee placement, training, compensation, safety, labor relations and health, welfare and employee benefits.

     (P) Regulatory Matters. Consultation and advice with respect to regulatory matters, particularly those involving the Securities and Exchange Commission or the Federal Energy Regulatory
        Commission, and the provision of liaison and assistance in processing matters with the staffs of such commissions.

     (Q) Data Processing Services. Operation of a data processing Computer Center to serve the Entergy System. This operation may include: applications software development, maintenance and enhancements; data communications network design, operation and management; Computer Center production operations; and information systems consulting.

     (R) Systems and Procedures. Advise and assist EEI in the establishment of good operating practices and methods of procedure, the standardization of forms, the purchase, rental and use of mechanical and electronic data processing, computing and communications equipment, in conducting economic research and planning and in the development of special economic studies.

     (S) Access to and Use of Resources. Subject to those conditions with respect to Service Company's discretion not to perform Extra Services set forth in Article 2B, make available to EEI in the conduct of its business and/or, to the extent necessary or appropriate as required in the performance of its services to its customers access to, use of, or rights in all Service Company's resources, including facilities, products, processes, techniques, computer hardware and software, technical information, training aids and properties, vehicles, equipment, machines and other property, whether owned, leased or licensed by or otherwise to, Service Company.

     (T) Training. Assist EEI in providing training to personnel of EEI or its customers; develop and make available training procedures, materials and facilities, and provide instructors.

     (U) Legal Services. Provide services and advice relating to litigation, contracts, leases, real estate, property rights and other legal matters.

     (V) General. Make available services in the areas of construction planning and supervision, design, management, programs, quality assurance, licensing matters, research and development, and communications systems and procedures.

     (W) Other Services. Render advice and assistance in connection with such other matters as EEI may request and Service Company may be able to perform with respect to EEI's business and operations.


4.   Provision of Personnel

     Where specifically requested by EEI, Service Company may loan its employees to EEI. In that event, such loaned employees will be under the sole supervision and control of EEI for such period or periods of time as are necessary to complete the work to be performed by such employees. Such employees may be withdrawn by Service Company from tasks assigned by EEI only with the consent of EEI. EEI will be responsible for the actions and activities of such employees while engaged in the performance of the work to the same degree as though such persons were employees of EEI. However, as part of Extra Services, Service Company, during periods such employees are loaned to EEI, will continue to provide to such employees those same payroll, pension, savings, tax withholding, Social Security, unemployment, bookkeeping and other personnel support services then being utilized by Service Company in connection with compensating and benefiting such employees. Compensation for employees loaned by Service Company to EEI pursuant to this Article 4 shall be equal to Service Company's cost of providing such employees, determined in accordance with applicable rules and regulations (including, but not limited to, Rules 90 and 91) under the Act and appropriate accounting standards, plus a charge of 5% of the amount of such cost.


5.   Exchange of Intellectual Property

     (A)  Should EEI in the course of its business develop
        Intellectual Property, it will make such Intellectual Property available for utilization by Service Company without charge (except the actual expenses incurred by EEI in connection with making such Intellectual Property available to Service Company); provided, however, that such availability shall be dependent upon and subject to any contractual commitments of EEI to Non-Affiliates, applicable laws and regulations, and the legal rights and entitlements of others.

     (B) As part of Services, Service Company will make available to EEI for utilization by it all Intellectual Property heretofore or hereafter developed or obtained by Service Company without charge for costs incurred in the development thereof (except for the actual expenses incurred by Service Company in making the same available to EEI, and except as otherwise provided in Article 8 below); provided, however, that such availability shall be dependent upon and subject to any contractual commitments of Service Company to Non-Affiliates, applicable laws and regulations, and the legal rights and entitlements of others.


6.   Compensation of Service Company

     As compensation for Services actually requested by EEI and rendered to it by Service Company, EEI hereby agrees to pay to Service Company (except as described in Article 5B) an amount equal to (a) the cost of such Services, computed in accordance with applicable rules and regulations (including, but not limited to, Rules 90 and 91) under the Act and appropriate accounting standards, plus (b) a charge of 5% of such cost. The cost of Services under (a) above shall include direct charges and EEI's pro rata share of certain of Service Company's costs and shall be determined as outlined in Exhibits I and II attached hereto and incorporated herein by reference. Bills for Services will be rendered on or before the 15th day of the succeeding month and will be payable on or before the 25th day of such month.


7.   Work Orders

     The Services will be performed in accordance with work orders or requests issued or made by or on behalf of EEI and accepted by Service Company, and all Services will be assigned an applicable work order number to enable specific work to be properly allocated by project or other appropriate basis. Work orders shall be as specific as practicable in defining the Services requested to be performed and shall set forth the scope and duration of the Services to be performed and the specific employees to be loaned to EEI pursuant to the work order. EEI shall have the right from time to time to amend, alter or rescind any work order, provided that (i) any such amendment or alteration which results in a material change in the scope of the work to be performed or equipment to be provided is agreed to by Service Company, (ii) the costs for the Services covered by the work order will include any expense incurred by Service Company as a direct result of such amendment, alteration or rescission of the work order, and (iii) no amendment, alteration or rescission of a work order will release EEI from liability for all such costs already incurred or contracted for by Service Company pursuant to the work order, regardless of whether the work associated with such costs has been completed.


8.   Disposition of Intellectual Property

     In the event EEI with the express written consent of Service Company markets to Non-Affiliates Intellectual Property heretofore or hereafter developed or otherwise acquired by Service Company for one or more of the Client System Companies that are Regulated Utilities, and such Intellectual Property is actually used by Service Company on behalf of such Client System Company(ies), all profits derived by EEI from such marketing transactions shall be divided equally by Service Company and EEI, after deducting all of EEI's incremental costs associated with making the Intellectual Property available for sale, including the cost of marketing such Intellectual Property; provided, however, that in the event any Intellectual Property developed or otherwise acquired by Service Company for use on behalf of such Client System Company(ies) is not actually so used, and is subsequently marketed by EEI to Non-Affiliates, EEI shall fully reimburse Service Company for all of its costs incurred to develop or otherwise acquire such Intellectual Property before any profits derived from its marketing of such Intellectual Property shall be so divided.


9.   Limitation of Liability and Indemnification

     In performing the Services hereunder (except to the extent such Services are being performed by employees loaned to and under the supervision of EEI), Service Company will exercise due care to assure that the Services are performed in a workmanlike manner, meet the standards and specifications set forth in the applicable work order or request with respect to such Services, and comply with applicable standards of law and regulation. However, failure to meet these obligations shall in no event subject Service Company to any claims or liabilities other than to reperform the work and be compensated in accordance with this Agreement for such reperformance so that it fully complies with the work order, request or standard, as the case may be. Service Company makes no other warranty with respect to its performance of the Services, and EEI agrees to accept such Services without further warranty of any nature. EEI shall and does hereby indemnify and agree to save harmless and defend Service Company from liabilities, taxes, losses, obligations, claims, damages, penalties, causes of action, suits, costs and expenses or judgments of any nature, on account of, or resulting from: (i) injuries to or the death of any person; (ii) damage to or loss of any property; (iii) any alleged or actual violation of law, court order, or governmental agency rule or regulation committed by or existing with respect to EEI or its employees, agents or subcontractors; (iv) any alleged or actual breaches of contract by EEI; (v) any claims by or on account of any employee, agent or subcontractor of EEI; (vi) services or labor performed, labor force, materials, provisions or supplies furnished on allegedly contracted for by or on behalf of EEI, its employees, agents or subcontractors; and/or (vii) other damages; which, in all cases, are attributable to or arise out of the performance and prosecution of any project or work performed by or on behalf of EEI, whether or not the same results or allegedly results from the claimed or actual negligence or breach of warranty of, or willful conduct by, EEI or any of its employees, agents or Contractors or its or their subcontractors or any combination thereof.


10.  Miscellaneous

     This Agreement shall be binding upon the successors and assigns of the parties hereto, provided that Service Company shall not be entitled to assign or subcontract out any of its obligations under this Agreement or under any purchase order or work order issued hereunder without the prior written approval of EEI. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Louisiana. This Agreement may be executed in counterparts, each one of which when fully executed shall be deemed to have the same dignity, force and effect as an original. No provision of this Agreement shall be deemed waived nor breach of this Agreement consented to unless such waiver or consent is set forth in writing and executed by the party hereto making such waiver or consent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective Presidents or one of their respective Vice
Presidents as of the day and year first above written.


ENTERGY SERVICES, INC.


By:
            C. John Wilder
     Executive Vice President and
       Chief Financial Officer

ENTERGY ENTERPRISES, INC.


By:
           Steven C. McNeal
     Vice President and Treasurer

                                      EXHIBIT I


                    ENTERGY ENTERPRISES, INC.

                      Billing Procedure by
                     Entergy Services, Inc.


I. Introduction

This procedure establishes the guidelines for billings by Entergy Services, Inc. (ESI) to Entergy Enterprises, Inc. (EEI). ESI employs a computer based work order system for the accumulation of costs and the allocation and billing of those costs to its client companies. These client companies are primarily the affiliated (Entergy System) companies. The current ESI accounting system has been designed to facilitate compliance with the FERC Uniform System of Accounts and generally accepted accounting principles. All bills by ESI are at cost, plus a charge of five percent (5%) of such cost.

The procedures to be employed in determining costs of Services performed for EEI will follow the procedures outlined in Exhibit
II.


II. Method of Billing EEI

The cost of all Services performed by ESI for EEI will be accounted for using the automated work order system. Sources of this system are:

Payroll (time reports)
Accounts Payable (expense accounts and vendor invoices)
General Accounting Journal Entries

Charges for Services rendered will be billed at cost plus five percent (5%) on or before the 15th day of the succeeding month.
All amounts billed will be payable by EEI on or before the 25th day of such month.


III. Billings

     Billings of work orders to EEI will be made on a predetermined basis. It is expected that the billings will be 100 percent to EEI. Should there be instances where services are jointly provided to other System companies, costs will be allocated on an equitable basis and EEI's share of such costs will be subject to an additional five percent (5%) charge.

                                             EXHIBIT II

  METHODS OF ALLOCATING COSTS AMONG CLIENT COMPANIES RECEIVING
     SERVICE UNDER THIS AND SIMILAR SERVICE AGREEMENTS WITH
                  ENTERGY SERVICES, INC.  (ESI)

1. The cost of rendering services by ESI will include all costs of doing business including interest on debt but excluding a return for the use of ESI's initial equity capital amount of $20,000.


2. (a) ESI will maintain a separate record of the expenses of each department. The expenses of each department will include:

          (i) those expenses that are directly attributable to such department, and

          (ii) (ii) an appropriate portion of those office and housekeeping expenses that are not directly attributable to a department but which are necessary to the operation of such department.

     (b) Expenses of the department will include salaries and wages of employees, including social security taxes, vacations, paid absences, sickness, employee disability expenses, and other employee welfare expenses, rent and utilities, materials, and supplies, depreciation, and all other expenses attributable to the department.

     (c) Departmental expenses will be categorized into one of two classes:

          (i) those expenses which are directly attributable to specific services rendered to a Client Company or group of Client Companies (Departmental Direct Costs), and

          (ii) those expenses which are attributable to the overall operation of the department and not to a specific service provided to Client Companies (Departmental Indirect Costs).

          Departmental Indirect Costs include:

          (1) Administrative labor costs associated with office and general service employees described in Section 3(a). This would include not only thc salaries and wages of these employees but also other related employment costs described in Section 2(b) above

          (2)  Occupancy costs including rent and utilities.

          (3)  Depreciation.

          (4)  Materials and supplies, telephone use, postage, etc.

          (5)  Other costs attributable to a department.

    (d) The indirect expenses of the department will not include:

          (i) those incremental out-of-pocket expenses that are incurred for the direct benefit and convenience of a Client Company or a group of Client Companies and are to be directly charged to such Client Company or group of Client Companies; and

          (ii) ESI's overhead expenses that are attributable to maintaining the corporate existence of ESI, franchise and other general taxes, and all other incidental overhead expenses including those auditing fees and accounting department expenses attributable to ESI (Indirect Corporate Costs).

     (e) ESI will establish annual budgets for controlling the expenses of each service department and those expenses outlined above in Section 2(d) which are not department specific.

3. (a) Employees in each department will be divided into two classes:

          (A)  Those employees rendering service to Client Companies (Class
            A), and

          (B) Those office and general service employees, such as secretaries, stenographers, telephone operators and file clerks, who generally assist employees in Class A or render other house-keeping services and who are not engaged directly in rendering service to a Client Company or a group of Client Companies. In the event that any such office or general service employees are assigned to functions that are attributable to services being performed for Client Companies, such employees shall be reclassified as Class A employees.


     (b) Expenses set forth in Section 2 above will be separated to show:

          (i)  salaries and wages of Class A employees, and

          (ii) all other expenses of the department.

     (c) Class A employees in each department will maintain a record of the time they are employed in rendering service to each Client Company or group of Client Companies. The hourly rate for each Class A employee will be determined each month.

4. (a) The charge to Client Company or a group of Client Companies for a particular service will be the sum of the figures derived by multiplying the hours reported by each Class A employee in rendering such service by the hourly rate applicable to such employee and other direct allocated expenses.


     (b) Departmental Indirect Costs as defined in Section 2(c)(ii) will be allocated in proportion to the direct salaries and wages charged.

5. Those expenses of ESI that are not included in the expense of a department under Section 2 above will be charged to Client Companies receiving service as follows:

     (a) Incremental out-of-pocket costs incurred for the direct benefit and convenience of a Client Company or a group of Client Companies will be charged direct to such company or group of companies.

     (b)  The Indirect Corporate Costs of ESI referred to above in
     Section 2(d)(ii) will be allocated among the Client Companies in the same proportion as the charges to the Client Companies, excluding Indirect Corporate Costs.

     (c) If the method of allocation of Departmental Indirect Costs (Section 4(b)), or Indirect Corporate costs (Section 5(b)), would result in an inequity because of a change in operation or organization of the Client Companies, then ESI may adjust the basis to effect an equitable distribution. Any such change in allocation shall be made only after first giving to the Commission written notice of such proposed changes not less than 60 days prior to the proposed effectiveness of any such change.

6. On the basis of the foregoing, monthly bills will be rendered to Client Companies. Billing procedures and amounts will be open to audit by Client Company and by any regulatory authority having jurisdiction in respect of the Client
   Company.

7. When services are rendered to a group of Client Companies, costs of such service shall be allocated equitably among the Companies based on the nature and scope of the service rendered according to the formulae outlined in Exhibit II, Supplement.

                                                EXHIBIT II
                                                Supplement

                   ALLOCATION FORMULAE FOR
                 GROUPS OF CLIENT COMPANIES



Note: Each allocation formula will be based on data relevant to participating Client Companies to whom the services are provided and the department providing the service.

ENERGY SALES

Based on total kilowatt-hours of energy sold to consumers.

Used primarily for the allocation of costs associated with the financial analyses of sales and related items.

CUSTOMERS

Based on a twelve-month average of residential, commercial, industrial, government, and municipal general business electric and gas customers.

Used primarily for the allocation of costs associated with the support of customer based services. Would include customer service and support, marketing, economic forecasts, environmental services, financial and regulatory analyses and customer information systems.

EMPLOYEES

Based on the number of full-time employees at period end.

Used primarily for the allocation of costs associated with the support of employee-based services. Would include administration of employee benefits programs, employee communications, employee training, various facilities-based benefits and information technology desktop support.

RESPONSIBILITY RATIO

Based on the ratio of the company's load at time of system peak load. The peak load is the average of the twelve monthly highest clock-hour demands in kilowatts of the interconnected system occurring each month coincident with the system peak load.

Used primarily for the allocation of costs incurred in fossil plant support and integrated planning.

COMPOSITE - TRANSMISSION. DISTRIBUTION/CUSTOMER SERVICE

Based on four components of equal weighting: kilowatt-hour energy sales; average customers; number of distribution and customer service/support employees; and the
Transmission/Substation Composite Allocation Method.

Used primarily for the allocation of costs incurred in the support of the overall transmission and distribution system of Entergy's Operating Companies. These costs are related to sales, transmission lines or substations, customers or customer service/support employees.

TRANSMISSION LINE MILES

Based on the number of miles of transmission lines, weighted for design voltage (Voltage ~ 400kv = 1; Voltage >=400kv
=2).

Used primarily for the allocation of costs associated with project design, maintenance and installation of Entergy transmission lines.

SUBSTATIONS

Based on the number of high voltage substations weighted for Voltage (Voltage < 500kv = 1; Voltage >= 500kv = 2).

Used primarily for the allocation of related engineering and technical support for transmission and distribution substation operations and maintenance as well as for engineering and project management associated with substation construction.

COMPOSITE - TRANSMISSION LINES/SUBSTATIONS

Based on two components: Transmission Line Miles (30%
weighting) and the Number of High Voltage Substations (70% weighting).

Used primarily for the allocation of the costs associated with the support of the transmission and distribution function that have both a transmission line component as well as a substation or load component.

GAS CONSUMPTION

Based on the volume of natural gas consumed annually by all gas fired generating units within the Entergy System.

Used for the allocation of costs associated with services in support of gas purchased for gas fired generation units.

TAX INCOME AND DEDUCTION RATIO

Based on the prior years' Federal Income Tax return, total
Income and Deductions.

Used for the allocation of costs associated with the preparation of consolidated Federal income tax returns and research of Federal tax issues.

LEVEL OF ESI SERVICE

Based on ESI total billings to each System company, excluding corporate overhead.

Used for the allocation of costs associated with support of ESI as a legal entity.

SYSTEM CAPACITY (NON-NUCLEAR)

Based on the power level, in kilowatts, that could be achieved if all non-nuclear generating units were operating at maximum capability simultaneously.

Used primarily for the allocation of costs associated with the support of the fossil operations of the System. This would include services provided by plant support, environmental and purchasing.

LABOR DOLLARS BILLED

Based on total labor dollars billed to each company.

Used primarily to allocate the costs associated with employee benefits plans, payroll taxes, departmental indirect costs and performance based compensation plans for ESI employees.

DISTRIBUTION LINE MILES

Based on the number of miles of distribution lines of 34.5kv or less.

Used primarily for the allocation of costs associated with project design, maintenance and installation of Entergy distribution lines.

COAL CONSUMPTION

Based on the quantity of tons of coal delivered for a twelve month period to each coal plant within the Entergy System.

Used for the allocation of costs associated with services in support of coal purchased for coal generating units

ACCOUNTS PAYABLE TRANSACTIONS

Based on the number of accounts payable transactions processed annually for each Entergy System Company.

Used for the allocation of costs associated with the support of the accounts payable function.

SQUARE FOOTAGE

Based on square footage occupied by ESI functional business units.

Used primarily to allocate the costs associated with facilities supervision and support.

INSURANCE PREMIUMS (NON-NUCLEAR)

Based on non-nuclear insurance premiums.

Used for the allocation of costs associated with risk management.

ASSET RECORDS

Based on the number of asset records at period end.

Used for the allocation of costs associated with the fixed asset accounting function.

AVERAGE OUTSTANDING CAPITAL EXPENDITURE AUTHORIZATIONS
(CEA'S)

Based on a twelve-month average of outstanding CEA's.

Used for the allocation of costs associated with the capital project costing accounting function.

TOTAL ASSETS

Based on total assets at period end.

Used primarily to allocate costs associated with the oversight and safeguarding of corporate assets. This would include services provided by financial management and certain finance functions, among others. Also used when the services provided are driven by the relative size and complexity of the System Companies and there is no functional relationship between the services and any other available allocation formula.

BANK ACCOUNTS

Based on the number of bank accounts at period end.

Used for the allocation of costs associated with daily cash management activities.

COMPUTER USAGE COMPOSITE

Based on three components: Customers (52% weighting), General Ledger Transactions (29% weighting) and Employees
(19% weighting), with weighting based on historical usage.

Used primarily for the allocation of costs associated with the mainframe computer, unix servers and related database administration.

GENERAL LEDGER TRANSACTIONS

Based on the number of general ledger transactions for the period.

Used primarily for the allocation of costs associated with general ledger activities, including related information systems, and for general accounting activities.

CUSTOMERS AND EMPLOYEES COMBINATION

Based on the equal weighting of a twelve-month average of residential, commercial, industrial, government and municipal general business electric and gas customers and on the number of full-time employees at period end.

Used primarily for systems that support both customers and employees.

FIBER

Based on capacity and use of the Entergy System's fiber optic network.

Used primarily for the allocation of fiber optic operations and maintenance expenses.